EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Registration Nos. 333-200182, 333-224723, and 333-226334, as amended) and Forms S-8 (Registration Nos. 333-16377, 333-66433, 333-59694, 333-129104, 333-134256, as amended, 333-145577, 333-168586, as amended, 333-173837, 333-181160, as amended, 333-204123, and 333-211326) of IntriCon Corporation and Subsidiaries of our report dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on page 33 of this annual report on Form 10-K for the year ended December 31, 2019.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 16, 2020